EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
October 21, 2015, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Third Quarter 2015 Earnings Call
October 21, 2015 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operating Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

LegacyTexas Financial Group, Inc.
October 21, 2015 at 9:00 a.m. Eastern
PRESENTATION

Operator
Good morning, and welcome to the LegacyTexas Financial Group Third Quarter 2015 Earnings call and webcast. All participants will be in listen-only mode. Should you need assistance, please signal conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note that this event is being recorded.

I would now like to turn the conference over to Scott Almy. Please go ahead.

Scott Almy
Thanks, and good morning, everyone. Welcome to the LegacyTexas Financial Group’s Third Quarter 2015 Earnings call. Before getting started, I’d like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you’re logged onto our webcast, please refer to the slide presentation available on-line, including our Safe Harbor statement on slide two. For those of you joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I’m joined today by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we’ll be happy to address questions that you may have if time permits, and with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call this morning. Mays and I will cover the materials in the slide deck, and then time permitting; we will entertain any questions you may have.

Before referring to a couple of the early slides, I will make several comments on the quarter. Our quarterly results were very strong. Earnings for the quarter totaled $17.9 million, or $0.39 per share versus $0.44 in Q2.

We had exceptional loan growth during Q3. Our loans, excluding the Mortgage Purchase Program, grew $294 million, or 6.7% on a linked-quarter basis, and up from the $198 million of growth last quarter.

Let me try to draw a link between our earnings being off a bit from Q2, and our truly outstanding level of loan growth. Most of the earnings decline is related to increased levels of loan loss provision, which totaled $7.5 million for the quarter versus $3.8 million last quarter. So, the delta of $3.7 million equates to roughly seven and a half cents pre-tax per share.

Our provision for the quarter was largely driven by organic loan production, and the underwriting of loans acquired through acquisition, or the re-underwriting of loans acquired through acquisition. This loan production totaled $473 million, and at an assumed one-percent provision would represent roughly $4.7 million of the provision expense.

Charge-offs for the quarter totaled $2 million, which is an increase of $841,000 from last quarter. $1.2 million of the charge-off was from a loan acquired in the Legacy acquisition. Perhaps more on that later. This slightly elevated level of charge-offs was not in our oil and gas book, and in our opinion, did not indicate any level of oil and gas contagion. The final variable in the provision expense for the quarter was a slight change in some Q factors, totaling less than one million dollars.

So with that in mind, let me touch on a couple of these slides before turning it over to Mays. Slide 4 reflects the tremendous progress we’ve made since 2010 to become a full-scaled commercially oriented bank from our credit union roots. C&I loans have grown from a scant 3% of our core loan portfolio to nearly 31%. Our operating metrics have gone from lackluster to well above peer averages, and our market cap has grown from $322 million to $1.4 billion.

Next, let me take us to slide 6 where we update our market share statistics. We remain the number one market share among independent banks in the highly affluent Collin County. We’ve actually moved up to number two market share in Collin County among all banks and now only trail JP Morgan for market share within Collin County.

Stepping outside of just Collin County, we have the number three market share in the DFW marketplace among all Dallas-based banks. The remainder of slide 6 and 7 drive home just how attractive the DFW and Collin County markets are in terms of the 21 Fortune 500 companies headquartered here, the diversity of our employment base, and the high levels of median household income. DFW is truly one of the best, if not the best banking markets in the country. Hence our stated strategy of being a DFW-focused banking institution.

With that, let me turn the call over to Mays to walk us through the rest of the slide deck.

Mays Davenport
Thanks, Kevin. The $294 million net increase in loans held for investment, excluding Warehouse Purchase Program, is proof that the economy and DFW continues to be strong, and that our relationship managers are able to differentiate LegacyTexas in a very competitive environment.

We’re able to realize that amount of growth while slightly increasing our NIM, excluding accretion of purchase accounting adjustments on acquired loans. I want to start the financial overview on page 8, “Third Quarter Highlights.”

Gross loans held for investment, which excludes Warehouse Purchase Program loans, ended the third quarter 2015 at $4.7 billion. We experienced organic growth of $294 million, or 6.7% in the third quarter of 2015, and $1.2 billion, or 34.3% from September 30, 2014. The loan and deposit year-over-year growth percentages on this slide include the loans and deposits acquired from LegacyTexas.

We are very pleased with our deposit growth of $242.3 million, or 5.4% in the third quarter to end at $4.8 billion. Deposits grew organically $643.8 million year-over-year. This was an increase of 15.6% from third quarter 2014. NIM was 4% for the third quarter. This was up 20 basis points from the same time last year, and down 6 basis points from the second quarter.

Core net income for the quarter was $17.8 million, or $0.39 per share. This was a decrease of $0.05 per share linked-quarter, and an increase of $0.13 per share year-over-year.

Slide 9 highlights our robust commercially focused loan growth. For the third quarter, organic loan growth and C&I was $129.1 million. Commercial real estate was $105.4 million. Construction and land was $29.9 million, and consumer real estate was $34.6 million. Energy loans increased $28.8 million for the quarter, bringing the total energy portfolio to $431.4 million at September 30th.

The pie chart on the right represents the mix of our loans held for investment, excluding Warehouse Purchase Program loans. As you can see, commercial real estate and C&I loans are 64.8% of the total loans held for investment. Energy loans comprise 9.2% of that portfolio. Construction and development loans are 5.6%, and consumer loans are 20.4% of that portfolio.

Energy loans account for only 6.3% of total assets. The yield on loans held for investment, excluding Warehouse Purchase Program loans, for the third quarter was 5.02%. Warehouse Purchase Program loans, while down seasonally for the quarter as expected, continued to be strong, ending the quarter at $960.4 million, down $124.6 million from June 2015, and up $223.8 million from September 2014. The average balance of warehouse loans decreased by $74.2 million from the second quarter of 2015. The yield on warehouse purchase loans was down only one basis point from Q2 at 3.35%.

Turning to page 10, you will see our $242.3 million, or 5.4% organic deposit growth in the third quarter, resulting in total deposits of $4.8 billion. Non-interest bearing deposits ended the quarter at 23.8% of total deposits. Our cost of deposits, including non-interest bearing demand deposits, was 29 basis points in Q3. I really thought we would finally have our first quarter where deposit growth exceeded loan growth, but the late flurry of loan fundings drove loan growth beyond deposit growth.

Slide 11 shows a significant growth in net interest income as a result of the LegacyTexas merger, and strong organic loan growth. Net interest income for the third quarter was $61.2 million. This was $1.4 million higher than linked-quarter, and $26.5 million higher than third quarter 2014. Net interest margin ended at 4% compared to 4.06% linked-quarter, and 3.80% for the same quarter last year.

Two million dollars in accretion of interest related to the merger with LegacyTexas, as well as $160,000 related to the 2012 Highlands acquisition contributed 20 basis points to the net interest margin. Net interest margin, excluding accretion of purchase accounting fair value adjustments on acquired loans, was 3.88% for the quarter ended September 30, 2015, up two basis points from 3.86% for the quarter ended June 30, 2015.

Slide 12 shows the components of our efficiency ratio. Net interest income was $61.2 million. In core non-interest income, which excludes one-time gains and losses on securities and other assets, was $11.7 million for the quarter. The company’s mortgage department originated $59.5 million of one to four family mortgage loans that were sold, or committed for sale during the quarter, contributing $1.9 million to non-interest income. The quarter includes $1.9 million in non-interest income from the company’s title and insurance subsidiaries as well.

Non-interest expense was $37.8 million for the quarter. As a CFO, you never want expenses to go up. But if they do, you want them to go up for the right reasons. The increase for the quarter was primarily due to production-based incentives arising from the quarter’s exceptional loan growth. The quarter also includes $1.5 million in non-interest expense from the title and insurance subsidiaries. Our efficiency ratio in Q3 ’15 of 51.89% was up slightly from 51.61% at Q2.

Turning to slide 13, you’ll see an increase in NPAs and net charge-offs in the quarter. Non-performing assets increased to $71.1 million in Q3, a $39.7 million increase linked-quarter. The increase in NPAs from the second quarter of 2015 was primarily due to $31 million in energy loans, and a $10.1 million medical facility real estate loan that were placed on non-accrual in the third quarter of 2015. The company has not set aside any specific reserves for these loans, and does not currently anticipate a loss. Kevin will probably add to this during the Q&A part of the call.

We had net charge-offs of $2 million for Q3 ’15, which included a $1.2 million charge-off of a C&I loan acquired from LegacyTexas Group, Inc., for which we didn’t have enough fair value adjustment set aside. We booked a $7.5 million loan loss provision for the third quarter, resulting in allowance for loan loss of $36.4 million at September 30, 2015 compared to $30.9 million at June 30, 2015. The allowance for loan loss ended the quarter equal to one-percent of total loans held for investment, excluding acquired and Warehouse Purchase Program loans.

As Kevin mentioned in his opening remarks, the provision was significantly impacted by the $473.4 million in net loan production that required additional allowance for loan losses.

I’ll end with slide 14, which shows our strong capital position at September 30, 2015. I will highlight here that our tier one common ratio is estimated at 10%. We ended the quarter with 9.1% TCE-to-total assets, and a 9.8% tier one leverage ratio. All of our regulatory capital levels remains in excess of well capitalized levels. With that, I’ll turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. I really don’t have anything to add at this point. So, let’s turn the call back over to the operator for any questions you may have.

QUESTIONS AND ANSWERS

Operator
Thank you, sir. We will now begin the question and answer session. To ask a question, you may press the star then one on your telephone keypad. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press the star then two. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hey, good morning.

Kevin Hanigan
Good morning, Brad.

Mays Davenport
Good morning, Brad.

Brad Milsaps
Hey, Kevin, with the NPA increase this quarter, can you just talk about what the drivers were, what the prospects are for maybe rectifying both of those loans? I know you don’t have a reserve against either. You feel pretty good about not having any loss content, but just any additional color you could provide us there would be helpful.

Kevin Hanigan
Yeah. So, the NPAs are largely driven by an oil and gas deal. We report in the earnings release there’s three deals that are now on non-accrual in oil and gas. Previously, we had one that was $5 million, and now we’ve added $31 million.

Important in this discussion is all three of those deals are related. While there was three separate loans totaling that $36.2 million, or $36.1, whatever it is, they all have the exact same reserve base with the exact same rock, the exact same percentages. The only thing that separates the deal is a little bit of an ownership difference between each of the three deals, but it is the same level of reserves engineered by the same folks.

So, it’s really one big deal. It’s been a deal that has been on our radar screen since November. When OPEC elected not to cut production, we knew this would be the deal that we would have the most problems with. So, it represents $36 million of our total of $44 million in total criticized loans in the energy book.

We are highly confident, and have been for a while, and that confidence has not wavered based upon any new information, in fact it’s strengthened, that we will get out of that deal, and that rock is worth way, way more than our loan balance. It’s just taken longer to get it resolved for a host of issues, but it will get resolved.

We see no loss in it. I mean there’s a big margin, Brad, between our $36.2 million and what valuations we’ve received from really smart folks who are in the private equity world. So, we’re in good shape on that particular deal.

The other deal is a hospital deal. It got into a dispute with its insurance providers on some payments. And so, they started slow paying them, and that’s caused a credit problem. Again, there’s a lot of folks interested in that facility if it requires us to sell the note, or have the asset sold in some other manner, whether that’s through bankruptcy, or through working with the management team.

We’ve had indications of value that are, again, way, way north of the debt on both of those deals. Unfortunately, they’ve gone to non-accrual. That’s the banking business. I can tell you that the hospital deal that is on non-accrual, it’s a little over $10 million, there’s nothing to do with contagion there. This is a dispute with a large insurance company who just is slow paying them as a result of some things that they’re disputing.

The charge-offs that we’ve had were slightly elevated. Okay. It’s $2 million. I think we had $1.2 million in charge-offs last quarter. It was a semiconductor deal was $1.2 million of that. Again, nothing to do with contagion. They lost a large customer. It was a deal that Legacy had originated quite some time ago; we identified as an impaired loan in due diligence.

At the time, we put the mark on that loan, Brad, it was-I think we put about a half a million dollar mark on it because we had a firm takeout commitment from an asset-based lender we know really well, and we had discussed it with them. And in fact, the day before it was supposed to close, and we would have gotten out of the deal, they were still ready to close. The business owner decided to put the company into bankruptcy, and tried to recapitalize it with someone else. And that caused a greater level of loss than we had anticipated.

Unfortunately, because the circumstances in that situation changed-on a lot of these deals where you’ve got a mark on them, you have up to a year to rejigger your mark. So, we were hopeful we could run that through tangible common equity rather than through the income statement. But from an accounting perspective, because the circumstances under which we had made the mark changed, you’re not allowed to do that and we had to run it through the P&L. Unfortunate. Every now and then, you’ll lose money in this business. We hate every time we lose money, but that was one of them.

So, my point here is we’re really confident we can get out of these days based upon all of the available information we have in front of us, and we have lots of it in front of us, particularly on the oil and gas deal. We’re just not worried about loss in that deal. Unfortunately, the company has just run out of soap. They don’t have enough money to pay us interest, and that causes us to put it on non-accrual. Then that non-accrual then triggers higher Q factors. As I said, we have just shy of a million dollars’ worth of Q factors, and probably half of that, Mays, was related to oil and gas and related to a deal going to non-accrual.

So, I think the point of all of this is we don’t see contagion. We think this is just normal banking business stuff, and we think on the non-performers, the two big non-performers, that being the $36.2 million oil and gas and a little over $10 million, that medical office building, it’s a hospital, we think we’re in good shape to get out of both of those.

Brad Milsaps
No, that’s helpful, Kevin. Just maybe one follow-up. I know this is an ongoing process, but as we move into later into the fall, how are you guys going to attack the remediation process? And as you look at your price deck and sensitivity analysis, can you give us any color on, or any different comfort on, how you plan to go about that and prospects for anything else kind of falling into the non-accrual, or substandard bucket?

Kevin Hanigan
Yeah. We’re early in the redetermination process, the fall redetermination process. It goes pretty quick from here. My guess is we’ll be done by the end of November anyhow, or close to the end of November. We’ll have deals that’ll come out of this just fine. There will be probably no drop in reserve values, or DW9s because they have capital and they have availability, and they’re still drilling up their proven undeveloped sites. So, that’ll replace loss reserves and then some, which will offset the decline in today’s price deck. And that may represent a third, or a little more than a third of the portfolio. I’m just giving you rough numbers.

And then for the remainder of the portfolio, I think we expect loan values to decline somewhere between 5% and 15% depending upon the level of hedges and a few other things in the portfolio. I think we still feel pretty good about the $65 million number we threw out there back in, I guess it was the fourth quarter call that we had in January. So, we don’t see a whole lot of new problems cropping out of this.

What could change that? I mean people always ask me what could change that, and I could come up with a lot of things, but I think the principal ones that could change is a lower price environment. If we revisited the mid-30s and stayed there for a period of time, I’d say our bets are off on that. And if that happened, and it was to remain low for another year or two, we could have another, call it, $40 million or $45 million, Brad, could migrate into the substandard category. That’s our modeling of that at this stage of the game. So, that original $65 million, which never really got to $65 million because we resolved a few along the way, would have been a total of, call it, $110 million, $120 million if that happened.

Probably the biggest risk I see because I don’t see prices-I’m not saying they can’t go down from here. I just don’t see them going down into the 30s and staying there long. Production is starting to roll over, and it’s rolling over pretty fast. It’s probably going to take until May or June to get supply and demand back into balance, where we see a firming of prices for fundamental reasons.

The bigger risk may be regulatory. I think there’s been lots of discussion about meetings that were held with regulators. We weren’t a part of any of that. So, I have no real knowledge about what happens there. But, as the regulatory agencies try to come up with a consistent approach about how they are going to think about oil and gas, there are certain scenarios that you could come up with; approach could force higher levels of migration because of regulatory reasons. That wouldn’t change our mind about loss content, but it would change our mind about migrations. And that one I just can’t handicap ‘cause I’m not-I wasn’t part of the meeting, and I haven’t heard anything that particularly concerns me, but that’s a risk that remains out there that is out of our control.

Brad Milsaps
Thanks, Kevin. I appreciate it.

Operator
Our next question comes from Michael Young of SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hey, Mays. I wanted to talk about the expenses. I know you said $35 million to $36 million. Obviously, the hiring was higher this quarter, and the incentive comp, but can you talk about just maybe where the hiring was made, and how much of that was production related?

Mays Davenport
Yeah, Michael. Good question. If you go back to the second quarter transcript, I think I was pretty clear in commenting on Kevin’s comments that you can’t grow at these levels without having to continue to add folks in the back office, and went on to say we do see expenses continuing to grow a little bit as we do that.

So, if you look at the growth, it’s not in-it is 100% in production. It’s between loan officers and the support staff for loan officers. You’re not seeing a substantial increase in hiring in IT, or compliance or any of those areas. So, all of the increase from a salary perspective is related to the production side of the bank.

Now, I will say included in there is expenses that go along with hiring and upgrading. So, if you end up upgrading in some areas, you got severance pay on one side, and you have a sign-on bonus to pay on the other. So, there are some expenses in there related to some upgrades that we had in that particular area to make sure that we had the right people in the right seats on the bus. So, that did impact that as well.

One of the other expenses in there was health insurance was up a little bit higher than it was in the second quarter, which is just very hard to put your finger on.

So, I guess the long answer to that is it is related to production, and it’s in line with the growth that we’ve seen. And I’ll reiterate; we’re really focused on the efficiency ratio. I don’t have any problem adding expenses if it generates revenue, and that’s what we’re seeing, and continuing to focus on that efficiency ratio. Kevin said he’d love to be at sub-50. I think it’s going to be a challenge to get there, but we don’t see it going up from where it is.

So, we’ll always invest in taking care of our customers and meeting the needs of them because that’s what we have to sell. And once we don’t do that, then we don’t have the $294 million in loan growth when we’re not able to serve those customers. So, it is related to production.

Michael Young
Okay. Thanks. And then, on the one billion dollars of acquired loans from Legacy that are left on the books, can you talk about the time line that those may be re-underwritten? I know some of it was construction related and it was re-underwritten more quickly potentially, but just the remainder, what’s left, and when will that come through.

Mays Davenport
It is real hard to say. I mean I think you did have a significant amount of it that came through. The original mark on Legacy was $19.7 million and we’re down to $12 million on Legacy right now. So, you can see there’s $8 million of that that’s already come through on that.

So, we’ve got another $12.8 million total mark left. So, I don’t know. I think we’ll see the billion dollars of Legacy loans that are still out there come through the system probably another quarter of a little bit higher, and then as we’ve said before, I think it will trail off after that. It’s just hard to say. But, it’ll be over the next two or three years, and then you’ll have a little bit trailing. It’s real similar to the Highlands transaction.

Michael Young
Okay. I guess I was just trying to get a feel for how much that may drive additional provisioning over the next six months or so.

Mays Davenport
Yeah. It’s just hard to say. I mean Kevin and I have been talking about that today is that this is a kind of a thing that nobody really thinks about. But, as you have loans that are being re-underwritten, even if they’re not re-underwritten, they go away; you have to replace those loans with loans that you have to put a provision against.

So, like I say, we’ve got about a billion dollars of purchased loans that are still on the books. Over the period of time that those either go away, we replace, and re-underwritten, that’s another $10 million of provision that has to be replaced. So, I wish I could give you some idea of when that’s going to be. It just depends on ordinary business deals.

Like the construction stuff did come through in a short period of time. But, what’s left now is stuff that’ll just take a period of time to roll off.

Michael Young
Okay. Thanks.

Operator
Our next question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hey, good morning, guys. How are you?

Kevin Hanigan
Good morning, Michael.

Michael Rose
Hey, just wanted to follow-up on the expense question. You previously kind of targeted a 50% efficiency ratio; obviously added some producers this quarter. Is that still a good kind of benchmark, and did that change with kind of a lower for longer outlook? And then separately, or related to that, you guys have targeted kind of a mid-teens growth rate with the added hires this quarter. Is that a good rate to use for next year? Thanks.

Kevin Hanigan
Yeah, Michael, I think for the next couple of quarters, we’re probably all better thinking about a 51%, 51.5% efficiency ratio because we do intend to hire some more folks. And any time we can hire good producing folks that drive growth, we’re going to do that, and hence we’re really looking at efficiency ratio. I do want to get us into the high 40s at some point by one way or another, and there are other ways of doing that - branch rationalization and a few other things we’re thinking about as to how to get there. So, I do want to get there longer-term.

What was the sec-oh, growth. Well, so, we said mid-teens in January along with all the other things we said in January. And then in the first quarter, we grew exactly mid-teens. I think we grew 4% linked-quarter, right on top of mid-teens. The second quarter was a little higher. We grew at roughly 5% linked-quarter, which got us into the low-20 kind of bucket, and now we grew linked-quarter 6.7%, something like that. So now, we’re into the higher 20s.

So obviously, the year, unless we just completely fall out of bed in the fourth quarter, the year is going to be higher than mid-teens.

So, the pipeline looks good. I don’t know that we have another $300 million quarter in us backing this one up; probably unlikely as we go into the fourth quarter, Michael, but I don’t think we dip below mid-teens in the fourth quarter, which probably puts us for the year at close to 20.

So, as we think about the thesis that we presented back in the fourth quarter earnings call, which was at the end of January, and a lot of that at the time-that was the big oil and gas call where we said, “Hey, we think we’ll have up to $65 million go into substandard. We don’t think there’ll be contagion, and we think can grow mid-teens.” I’d have to say so far, we’ve been pretty accurate on the $65 million ten months into this. We’ve been pretty accurate on no contagion in Dallas. We think Dallas is a little different, and we’ve been pretty accurate on growth. In fact, we’ve exceeded the growth that we kind of talked about back in January.

So, I don’t think growth is going to fall off for us. We had a really exceptional quarter; I mean really exceptional quarter. And unfortunately for us, a lot of that was late fundings. If you go back and look at what our average loan balance growth is versus period end loan balance, it kind of pulls through to you just how much of this occurred in the last couple of weeks of the quarter.

And it’s unfortunate in one regard, right, because you’re putting up a full year’s worth of provision and you’re getting somewhere between 5 and 14 days’ worth of earnings out of it, but that’s just the way the business works.

Michael Rose
Yeah. I guess I was more asking about next year given the revenue producers that you’ve hired out this year.

Kevin Hanigan
Okay. Look, it’s hard to say for us to say next year. We’re in the budgeting process right now. So, Mays and I are in negotiations with the production side of the bank. They start low and we’re like, “Come on, guys,” and the head of the production office is sitting next to me here and smiling at me.

I think we’ll probably go into next year thinking mid-teens again. Hopefully we’ll do that, or better.

Michael Rose
Okay, and then just separately, just some energy kind of clean up questions here. I know you don’t have a specific reserve against energy, but you do have qualitative reserves. Can you parse out maybe how much of the qualitative portion of the reserve is kind of energy related? And then secondly, I assume you don’t have any second lien exposure. If you could clarify that, and then just third, your 10% is roughly criticized, and I understand that, but what drove the growth, I guess, sequentially? Is it more draws on existing lines, or do you actually add any credits quarter-to-quarter? Thanks.

Kevin Hanigan
All right. I think that was four questions. I’m not sure I got them all down.

Michael Rose
Sorry. I can’t count.

Kevin Hanigan
Yeah. In terms of Q factors, Michael, I don’t know what it is off the top of my head. I could tell you the reserve against our energy portfolio is between 1% and 2%, and that’s about as granular as I get on it. But, I will also tell you we think of the ALLL of the bank as being there to support all kinds of credit events for any portfolio in the bank. We start assigning it, and people think, well, this or that.

One could say if you don’t think you have any loss, why do you have any reserve, right? Well, things can happen. So, it’s low against the book per say at one-percent to 2%, but you got to remember we got a long history of a bunch of us doing this for a really long time. We didn’t lose money in ’98. We didn’t lose money in the late-‘80s. We didn’t lose money in ’08-’09. So, we’ve got a long history of no losses in this portfolio working together for a real long period of time. We think we’re good at it.

The driving of the growth in the energy book; we did do three deals, although two of them were really small. They totaled less than $10 million, or right at $10 million, those two deals, and those were more kind of almost private banking kind of deals with wealthy people behind them. So, while they’re secured by reserves and underwritten, they’re almost as much private banking kind of clients.

The one bigger deal we did. We took a $20 million piece out of roughly $130 million credit [indiscernible] by somebody’s who’s a really good underwriter, and all the other banks in the bank group are really good underwriters. It was underwritten at obviously very low price deck; the lowest price deck we’ve had to date, and with very, very significant levels of their production hedged were multi years out, beyond 2017. And I’m talking 80% to 90% of the production hedged were very long periods of time. Really strong deal; really glad to have it in the portfolio.

Michael Rose
Okay, and then no second lien exposure?

Kevin Hanigan
Oh, yeah. We do, Michael, have one very small second lien exposure. It’s $2 million. It might be $2.2 million, but let’s call it $2 million. It’s to somebody that’s very, very well known to the bank. We begged to get the second lien piece. We’re in the first lien piece of the deal, and it’s just a business owner that’s got a lot of capital underneath us in the overall capital structure of the business.

So, I can’t say zero. We’ve got $2 million.

Michael Rose
All right. Thanks for taking my questions.

Kevin Hanigan
Mm-hmm.

Operator
Our next question comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, guys. Good morning.

Kevin Hanigan
Good morning, Brett.

Brett Rabatin
I wanted to-I guess, first, just no one’s asked about the warehouse. Can you talk about it? I know you’ve added a salesperson in that group. Can you talk about maybe your thoughts on where that portfolio size goes from here, and kind of how you see that business over the next year maybe?

Kevin Hanigan
Yeah. There’s another business that’s had a really strong rally at the end of the quarter in terms of fundings. I mean it was up a couple hundred million dollars in the last couple of days of the quarter.

We believe part of that was driven by TRID, this new truth in lending deal. While the consumers who were taking out mortgages have never probably heard of TRID; they don’t even know what TRID is, from our clients’ perspective, they were rushing to push things through their pipeline faster so they didn’t have to deal with TRID. And TRID became effective that Saturday. I guess it was October 31st.

So, I think a lot of the volume-there was a lot of pull forward, I think, across the industry in volume into Q3 that would have normally bled into Q4. So, I think our balances on average were up close to $80 million, Mays, quarter-over-quarter on an average balance, second quarter to third quarter, and I think they’ll be down again in the fourth quarter a) because it’s just seasonally lower and b) because I think volumes were pulled through and pushed into the third quarter that might have normally been in the fourth quarter. So, I expect that business to be off even more than the seasonal normality factor because of TRID into the fourth quarter.

And from our perspective, what we did do for the first time in a really long time, we added some clients this quarter. We went from 36 to 39 clients. We have three new-Tom is telling me it’s now 40 new clients. So, we added four clients in the quarter. Some of them funded a little bit in the quarter, and we’ll probably get relative to just everything else being a steady state, we’ll get a little bump. There’s probably a hundred million dollars in total commitments on those clients, maybe a little bit more than that.

Usage probably in the fourth quarter will hover around 50% versus normal 65% across the portfolio would be my guess. So, maybe we’d get an extra 50% out of these new clients that we didn’t have in Q3.

Brett Rabatin
Okay. That’s great color. And I wanted to make sure I understood sort of the body language, or guidance around the criticized assets in the energy portfolio. I think, Kevin, you said that the $65 million number that you had previously stated was “still good,” and you’re going through the redetermination season here. But, you had lower-you had some workouts. So, you had lower levels this quarter. Is essentially your guidance that that number moves to $65 million, or what? I want to make sure I understand what you’re trying to say with the-

Kevin Hanigan
I’m not saying they can’t go up a little bit from here, but from what we’re seeing there just doesn’t look like a ton of migration outside of some kind of regulatory edict or otherwise, which I can’t handicap. If that happens, it’ll affect the entire industry equally. We’ll take our fair share of whatever that pain might be. At the end of the day, that means credit migration. It doesn’t mean loss.

So, we’re feeling pretty good about the portfolio. It’s performing about like we thought except for-I would have told you-ninety days ago, I would have thought this one big one would have been resolved by now, and it’s not. And it’s just been a little more challenging to get it into the end zone than we originally thought. I was hopeful that today we could be talking about that $36.2 million being gone, and our criticized loans being down to $8 million in the oil and gas portfolio. I mean that would have been a nice call to have, but hopefully we’ll have that one soon.

Brett Rabatin
Okay. And then, just last, I want to make sure; did I hear the number correct - $1.7 million provision for the kind of renewal of loans from Legacy? Is that the right number, and if so, are you thinking about the remaining loans with a 35 or so basis point provision for the existing portfolio as you re-underwrite it over, I assume, a year or so? Does that seem like a fair number to think about?

Kevin Hanigan
Look, the way I would think about the provision kind of numbers, just say if we’re putting up roughly one-percent on new product, and Legacy underwritten loans would be new productions in that scenario. We had almost $300 million of loan growth from just organic true-guys out on the street bringing in new loans, and that’s roughly $300 million, and we re-underwrote some Legacy deals of $179 million I think it was. That would be another $1.7 million.

I think really combine those; we’re close to $4.5 million. So, it’s closer to one-percent whether it’s a Legacy deal being re-underwritten, or a Legacy deal new origination.

And then the other components were we did have a loss. We had to put up $2 million on that, and then the Q factors were driven by some of these credit migrations, and that was just under a million dollars, half of which was probably related to oil and gas.

Brett Rabatin
Okay. That’s great color. Thanks, Kevin.

Kevin Hanigan
Yep.

Operator
Our next question comes from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hey, thanks. Good morning, guys.

Kevin Hanigan
Good morning, Matt.

Matt Olney
Hey, congrats on the growth this quarter. What does all that growth, Kevin, mean for capital going forward with total capital risk-based capital now below 11%?

Kevin Hanigan
Yes. It’s the one number-generally, when I’m out talking to people, people are still talking to me about high levels of tangible common equity, and I’m like, well, that’s not the number we’re focused on anymore. We’re focused on total risk-based capital. And to remain well capitalized, just as a reminder for those who may not play this game every day, you need to be at 10% or above to remain well capitalized, and I think that 10% goes to 10.5% in 2019, ’18 or ’19.

Mays Davenport
’19.

Kevin Hanigan
’19. So, we’re starting to constrain that number a little bit, particularly with this kind of robust loan growth. I mean if we look at our pipeline and we think we’re going to continue to do these kind of numbers, it’ll constrain it more but we won’t be constrained at the tangible common equity line. So, if we feel constraint coming, or see constraint coming, what we will do is probably do a sub-debt offering to bolster the total risk-based capital number.

As we think about that going into the fourth quarter, what Mays and I are thinking about today is how low does the warehouse go, and how much production do we have. At the board level, we govern our capital ratios with triggers; i.e. if you get to a 10.5% number, it’s a triggering event with the board to talk about what do we do. And that discussion with the board goes something like this, Matt.

It’s like, okay, well, we’re at our trigger number. Do we go do a sub-debt deal now or not? And we think about all the things you would think we should be thinking about. How fast are we growing? How much money are we making versus-and our payout ratio? So, how much are we generating in internal capital, and what’s the risk on the balance sheet?

So, if higher levels of risk on the balance sheet, you probably move sooner rather than later. At higher levels of growth, you probably move sooner rather than later. So, we really just triangulate around those three things, but you have nailed the number we’re focused on.

Matt Olney
And then, Kevin, the second one is as far as commercial real estate, what are you seeing as far as CRE values in Dallas/Fort Worth market, and how are you feeling about the quality of the CRE you’re putting on your books more recently?

Kevin Hanigan
Really good. Look, we’ve had a really long history of being really good at what I’ll call our structured real estate product. Very low loss given defaults, even in ’08, ’09, and ’10; I mean staggeringly low compared to the industry. And that’s just this very low LTV.

We’ve recently looked at the portfolio as we do every month, and that portfolio has got a 61% LTV across the portfolio. It’s got a debt service coverage ratio of exactly 1.68 across the portfolio, and it’s got a yield on debt, and we’ve talked a lot over the years about we underwrite the yield on debt, and we underwrite to have the portfolio driven by an 11.15 yield on debt because out of that numbers that seems-that’s just a matter-if you reverse engineer 11.15 at a 9% cap rate, our 61% LTV goes to close to 80. It’s just under 80.

The cap rate, or the yield on debt of the portfolio is over 12%. So, even in this low interest rate environment, we’re still getting really high yield on debt numbers, and that just gives us a lot of cushion. As we’ve proven time and time again, when things get a little stressed either for a borrower, or outside of our project, or otherwise, that we’ve been able to get out of these deals. And I don’t see that changing.

Now, to be clear, the stuff we do isn’t pretty, okay? It’s not stuff-if you drove up and down the toll road, there’s probably very few buildings-we don’t do class A, and we don’t do big commercial construction. We’re a class B and B- office building lender. We’re a class B- and sometimes C apartment building lender, and for those who are new to that product type, you look at these things and you see pictures of it and you think, “Oh, my gosh. We’re financing that.” Well, people live in those things, and there’s just a lot of room in our underwriting to allow us to get out of deals.

If we think about, Matt, just Houston, and there’s been a lot of talk about Houston real estate, most of the new office construction going up in Houston out in the energy corridor is probably going up at $250 to $270 a square foot would be my guess, right?

As we look at what we have in terms of loan value in our portfolio in Houston, the low one is $89 a square foot, and the high one is $111. So, just think about unlevered returns. If you’re looking for a 10% unlevered return and you’ve got a $250 million cost building, you got net rents of $25 and you’ve got gross rents of probably $35 or $37 compared to what we’re looking for is net rents of $8 to $11. It’s just a totally different product, and it puts us in a way better place to manage risk.

Matt Olney
That’s help, Kevin. Great color. I appreciate it.

Operator
Again, if you have a question, please press star then one. Our next question comes from Joe Fenech of Hovde Group. Please go ahead.

Joe Fenech
Thanks. Kevin, just to clarify on the scenarios in which you see the additional $40 million to $45 million migrating to substandard, you mentioned oil prices going to and staying in the mid-30s range and/or something happening in the regulatory environment. Let’s assume no material change in the regulatory approach, and oil prices remain right around where they are. Does the $65 million substandard estimate roughly, give or take, hold under that scenario?

Kevin Hanigan
Yeah, I think it does. I’d say there’s one other credit we’re keeping an eye on right now. We’re due to have it re-underwritten here in the next week or two. But in terms of things that are on our radar screen in this price environment, we’ve got one other credit that we’ve got an eye on, and that’s about it.

So, when I talk about regulatory, I mean you probably all know the SNC exam is now being done twice a year versus once. So, there’ll be another energy SNC exam that’s either just been completed, or will be completed soon. So, we’ll see what comes out of that SNC exam. It’s not a huge part of our portfolio, but things tend to roll downhill, right?

If you’re acting one way in the SNC credits, examiners on the ground for community banks probably start reacting the same way, and we’re anxious to see what comes out of the latest in the SNC exam.

Matt Olney
Okay, and how about the outlook for M&A in this environment? You’ve outlined your parameters, Kevin, in the past. Has the environment changed to the point where you think M&A for the group at large is on hold, or are conversations continuing, and we could see some activity here even against this type of market backdrop?

Kevin Hanigan
I think-look, M&A activity, as you know, is largely driven by valuations, and valuations are in pretty good shape for most banks. So, I think M&A activity can continue here. I think people will be cautious about things in oil dependent areas. So, people will be a little more cautious about Houston. People will be very cautious about Midland. People will be slightly more cautious as we get down around the Eagle Ford Shale, down towards San Antonio.

But, I mean there are plenty of small banks in Texas that still find this environment challenging, and can or are thinking about what they do about it.

Matt Olney
Okay. Thanks.

Operator
Our next question comes from Will Waller of M3 Funds, LLC. Please go ahead.

Will Waller
Can you just comment on what your total commercial real estate exposure to Houston is?

Kevin Hanigan
It’s right at $300 million, Tom, and close to $70 million is office in the energy corridor.

Will Waller
Okay. Perfect. Thanks.

Operator
Our next question is a follow-up from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hey, guys. Just one quick follow-up, following up on Joe’s question. On the flip side of the M&A coin, have you guys been approached, and obviously if you’re let’s just say unable to deploy some of your excess capital through growth, or through another deal, is there a scenario potentially where you would consider a sale of the company?

Kevin Hanigan
Well, we don’t really comment on whether we’ve been approached, or whether scenarios exist. I will tell you-here’s how we govern the way we think about approaching $10 billion, and we’re at $7 billion now, and we’re growing fast. So, it’s not that far away.

We’ve got, Michael, three lists. We’ve got lists of some smaller banks that would get us there faster. Get us closer to $10 million faster. And we’re talking to them, and those are all DFW based banks that fit our strategy, and we’ve always said we wanted to get kind of at or around $8 billion in terms of size, scale and density in a single market. So, we’re not at $8 billion yet.

We’ve got a middle list of banks and there’s probably, I don’t know, 18 or 20 on that list, we say if we’re going to go above $10 million, let’s go about it in a bigger way. Who could we do a bigger deal with, or an MOE with? While that list is long, you start thinking about how actionable they are. It then becomes a much shorter list of what would make sense, and then we got a final list of, hey, if we elect as a board and as a company not to go above $10 billion, who are the likely people who would maybe talk to us?

And I can’t tell you which one of those-my job is to make sure I manage all three of those buckets, right, in terms of allocation of my time as it pertains to M&A and corporate development. And it, frankly, takes a big part of my time. Maybe not as much as it used to because oil and gas seems to be taking a little bit of my time these days, and it’s probably an appropriate use of my time since I’ve been around the business forever, and I think I know it well. I can add to what we do in that area.

So, that’s how we govern it. There’s no hard and fast we’re gonna do this, or we’re gonna do that. We’re creating all the options that we think we should create for our shareholders.

Michael Rose
Great. Thanks, guys,

CONCLUSION

Operator
This concludes the question and answer session. I would like to turn the conference back over to Kevin Hanigan for any closing remarks.

Kevin Hanigan
Great. Thank you all for being on the call today. As I said, we’re executing our strategy. I don’t think we’re off really anything we’ve talked about throughout the year. Credit has migrated a little bit, but not beyond what we have been talking about.

So, we talked about oil and gas being under control, and minimal to no losses. We talked about no contagion in DFW, and I think there is no contagion in DFW. And we talked about our ability to grow at mid-teens, and we’re exceeding that mid-teens growth.

And when I talk about migration, I’ll point back, I know for certain ‘cause I went back and looked at the transcript from the second quarter call, I said in the problem loan resolution of oil and gas, look for the industry, including us, for things that may include TDRs , trouble debt restructurings, bankruptcies and non-accruals. So, the fact that we’ve got a big non-accrual I hope isn’t a surprise to anybody.

The good news about the big non-accrual is it’s big and we think very strongly that the value of these reserves far exceeds the level of our debt. So with that, I’ll wrap up and we’ll be out on the road in November, and hope to talk to you all then.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.